SUBSEQUENT TRANSFER INSTRUMENT

         Pursuant to this Subsequent Transfer Instrument, dated June 14, 2004 (the "Instrument"), between Impac Secured Assets Corp. as Company (the "Company"), and Deutsche Bank National Trust Company as trustee of the Impac Secured Assets Corp., Mortgage Pass-Through Certificates, Series 2004-2, as purchaser (the "Trustee"), and pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2004 (the "Pooling and Servicing Agreement"), among the Company as the company, Impac Funding Corporation, as Master Servicer, and the Trustee as trustee, the Company and the Trustee agree to the sale by the Company and the purchase by the Trustee in trust, on behalf of the Trust, of the Subsequent Mortgage Loans listed on the Schedule of Mortgage Loans attached to the Instrument as Exhibit 1 hereto (the "Subsequent Mortgage Loans").

                           Capitalized terms used but not otherwise defined
herein shall have the meanings set forth in the Pooling and Servicing Agreement.

                           Section 1. Conveyance of Subsequent Mortgage Loans.

                           (a) The Company does hereby sell, transfer, assign,
set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Mortgage Loans, and including all amounts due on the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, and all items with respect to the Subsequent Mortgage Loans to be delivered pursuant to Section 2.06 of the Pooling and Servicing Agreement; provided, however that the Company reserves and retains all right, title and interest in and to amounts due on the Subsequent Mortgage Loans on or prior to the related Subsequent Cut-off Date. The Company, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.01 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Company of the Subsequent Mortgage Loans identified on the Mortgage Loan Schedule shall be absolute and is intended by the Company, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Company to the Trust Fund.

                           (b) The Company, concurrently with the execution and
delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Company, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated June 1, 2004, among Impac Funding Corporation, as seller, the Company, as purchaser, and Impac Mortgage Holdings, Inc. (the "Purchase Agreement").

                           (c) Additional terms of the sale are set forth on
Attachment A hereto.










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                           Section 2. Representations and Warranties;
                                      Conditions.

                           (a) The Company hereby confirms that each of the
conditions and the representations and warranties set forth in Section 2.06 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

                           (b) All terms and conditions of the Pooling and
Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

                           Section 3. Recordation of Instrument.

                           To the extent permitted by applicable law, this
Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the Certificateholders' expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Subsequent Mortgage Loans.

                           Section 4. Governing Law.

                           This Instrument shall be construed in accordance with
the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

                           Section 5. Counterparts.

                           This Instrument may be executed in one or more
counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

                           Section 6. Successors and Assigns.

                           This Instrument shall inure to the benefit of and be
binding upon the Company and the Trustee and their respective successors and assigns.




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IMPAC SECURED ASSETS CORP.

By: /s/ William Ashmore
    -----------------------
Name:   William Ashmore
Title:  President



DEUTSCHE BANK NATIONAL TRUST
COMPANY, as Trustee.

By: /s/ Alan Sueda
    -----------------------
Name:   Alan Sueda
Title:  Associate

By: /s/ Jeremy Conyers
    -----------------------
Name:   Jeremy Conyers
Title:  Associate




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                                   EXHIBIT 1

                             MORTGAGE LOAN SCHEDULE

                            (Provided Upon Request)